EXHIBIT 99.1

July 28, 2004

Media:	John Sousa or David Byford

(713) 767-5800

Analysts:	Peter Wilt, Norelle Lundy or Hillarie Bloxom

(713) 507-6466

DYNEGY ANNOUNCES SECOND QUARTER 2004 RESULTS

•	Company reports net income of $10 million

•	Power Generation benefited from increased electricity sales volumes and improved power prices

•	Natural Gas Liquids benefited from continued strong energy prices

•	Self-restructuring highlighted by new $1.3 billion credit facility along with continued progress in divesting non-core assets

•	Liquidity remains strong at $1.4 billion

•	2004 earnings guidance estimate raised to a range of $0.03 to $0.08 per share

HOUSTON (July 28, 2004) – Dynegy Inc. (NYSE: DYN) today reported net income of $10 million and $0.02 per diluted share for the second quarter 2004. For the second quarter 2003, Dynegy reported a net loss of $290 million and a $1.00 loss per diluted share.

Dynegy’s second quarter 2004 operational performance was driven by increased electricity sales volumes along with improved prices in the company’s Power Generation business segment and strong commodity prices realized by the company’s Natural Gas Liquids business segment. In addition, the following significant pre-tax items contributed to second quarter 2004 financial results:

•	$88 million gain related to the exit of four gas transportation contracts; and

•	$36 million gain related to the sale of the company’s interest in the Indian Basin Gas Processing Plant.

The above items were partially offset by the following significant items:

•	$39 million in pre-tax legal and settlement charges, of which $21 million reflects reserves related to Dynegy’s assessment of future estimated losses associated with pending litigation;

•	$28 million goodwill impairment related to the “held for sale” status of Illinois Power, in accordance with GAAP. This impairment was offset, however, by the discontinuation of depreciation of Illinois Power’s assets;

•	$14 million pre-tax charge related to previously deferred financing costs associated with the retired $1.1 billion credit facility, which were expensed upon execution of the new $1.3 billion credit facility; and

•	$9 million tax expense resulting from the conclusion of prior year tax audits, partially offset by the release of reserves recorded against capital losses.

The company’s second quarter 2004 accomplishments also included the previously announced completion of a $1.3 billion credit facility consisting of a $700 million revolving credit facility that matures in May 2007 and a $600 million term loan that matures in May 2010. The new facility provides the company with lower interest rates, greater flexibility and a longer term than the facility it replaced.

“Dynegy’s second quarter was again marked by solid operational performances from our business segments, with signs of continued economic and power market recovery,” said Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc. “This was demonstrated through our Power Generation volumes, which included a 7 percent increase nationwide. In addition, our Natural Gas Liquids business continued to benefit from very strong commodity prices and a favorable contract mix.

“We also furthered our self-restructuring during the quarter by divesting our interests in several non-core assets, exiting four long-term gas transportation contracts, reaching a fair and comprehensive settlement with the FERC and California, which is pending approval, and working collaboratively with our bankers to develop a new credit facility with more favorable terms and conditions,” Williamson added. “Our focus is on continuing our track record of solid performance and positioning the company for further improvements in the U.S. economy and power prices in general, with a goal of participating in future growth opportunities for our unregulated businesses.”

Quarterly Business Segment Results

Following are business segment financial results compared to the second quarter 2003:

Power Generation

Earnings before interest, taxes and depreciation and amortization (EBITDA) from the Power Generation business was $132 million for the second quarter 2004, compared to $110 million for the second quarter 2003. Higher EBITDA for the second quarter 2004 was primarily a result of greater volumes of electricity generated and improved power pricing. The segment produced 7 percent more electricity in the second quarter 2004, excluding those volumes related to ownership interests in non-core assets that have been sold or are in the process of being sold. Dynegy’s assets in New York generated 26 percent more electricity in the second quarter 2004 than the second quarter 2003 as a result of favorable market conditions, the Roseton units’ dual fuel capabilities and less outage time. These higher volumes partially mitigated the effects of higher fuel and fuel transportation costs in the Northeast.

For the six months ended June 30, 2004, cash flow from operations was $200 million, while capital expenditures were $58 million. After including proceeds from asset sales of $15 million, free cash flow for the Power Generation segment was $157 million.

Natural Gas Liquids

EBITDA from the Natural Gas Liquids business was $97 million for the second quarter 2004, compared to $55 million for the second quarter 2003. EBITDA for the second quarter 2004 included a $36 million pre-tax gain on the sale of the company’s 16 percent interest in the Indian Basin Gas Processing Plant. EBITDA for the second quarter 2003 included a $10 million pre-tax gain on the sale of the company’s ownership interest in the Hackberry LNG Project.

Higher EBITDA for the second quarter 2004 reflected favorable commodity prices over the prior year period. The average natural gas price of $6 per million British thermal units represented an 11 percent increase compared to the second quarter 2003. The average crude oil price of $38.51 per barrel was 31 percent higher than the second quarter 2003, while the average natural gas liquids price of $0.64 per gallon was 25 percent higher than the second quarter 2003. The company’s field processing plants, with a current contract mix through which 98 percent of volumes are structured as percentage-of-proceeds, percentage-of-liquids and fee-based arrangements, benefited from these higher prices.

Fractionation volumes of 213 thousand barrels per day (MBbls/d) for the second quarter 2004 were higher than the 188 MBbls/d for the second quarter 2003 due to the company entering into a new fractionation agreement with a customer. Marketing volumes of 252 MBbls/d for the second quarter 2004 were lower than the 276 MBbls/d for the second quarter 2003 primarily as a result of a temporary shutdown at a customer’s refinery during the second quarter 2004.

For the six months ended June 30, 2004, cash flow from operations was $170 million, while capital expenditures were $27 million. After including $65 million in proceeds from the sales of Indian Basin and the company’s remaining financial interest in the Hackberry LNG Project, free cash flow for the Natural Gas Liquids segment was $208 million.

Regulated Energy Delivery

EBITDA from the Regulated Energy Delivery business totaled $42 million for the second quarter 2004, compared to $65 million for the second quarter 2003. Second quarter 2004 EBITDA included a $28 million charge related to the impairment of goodwill associated with the previously announced sale of Illinois Power to Ameren Corp.

Because Illinois Power’s assets are classified as “held for sale” in accordance with GAAP, Dynegy has suspended depreciation on its Regulated Energy Delivery assets. The second quarter 2004 results do not include any depreciation compared to the $30 million of depreciation recognized for the second quarter 2003.

The segment delivered total electricity of 4.5 billion kilowatt-hours for the second quarter 2004, compared to 4.4 billion kilowatt-hours for the second quarter 2003. Total natural gas delivered for the period was 116 million therms, compared to 126 million therms for the second quarter 2003.

For the six months ended June 30, 2004, cash flow from operations was $181 million, excluding intercompany payments to and from Dynegy, with capital expenditures of $61 million and proceeds from asset sales of $1 million, resulting in free cash flow of $121 million.

Customer Risk Management

EBITDA from the Customer Risk Management business totaled $90 million for the second quarter 2004, compared to a $368 million loss before interest, taxes and depreciation and amortization for the second quarter 2003. Second quarter 2004 EBITDA included an $88 million gain related to the previously announced exit from four gas transportation contracts. These gains were partially offset by Dynegy’s obligation to make capacity payments that were in excess of realized margins related to the company’s four remaining power tolling arrangements.

The second quarter 2003 loss included the following pre-tax charges: $133 million associated with the final settlement of power tolling arrangements with Southern Company; $30 million associated with the final settlement of certain power supply agreements with Kroger Company; and a $132 million mark-to-market loss on contracts associated with the Sithe Independence power tolling arrangement.

The company’s Customer Risk Management business, including obligations associated with its remaining power tolling arrangements and gas transport arrangements, will continue to have a negative effect on its consolidated results of operations and cash flows until the related obligations have been satisfied or restructured. The company continues to pursue opportunities to terminate or restructure its obligations related to its long-term tolling arrangements.

Corporate and Other

In Corporate and Other, which consists primarily of general and administrative expenses, the company recorded an $87 million loss before interest, taxes and depreciation and amortization for the second quarter 2004, compared to a $94 million loss before interest, taxes and depreciation and amortization for the second quarter 2003. The loss in 2004 included $42 million in legal and settlement charges, compared to a $50 million charge in the 2003 period.

The company’s interest expense increased to $145 million for the second quarter 2004 from $109 million for the second quarter 2003 primarily as a result of higher interest rates associated with refinancing transactions in 2003. Additionally, the 2004 interest expense included $14 million in previously deferred financing costs, which were expensed upon execution of the new $1.3 billion credit facility.

The 2004 tax expense from continuing operations of $4 million includes a benefit of $24 million resulting from the conclusion of prior year tax audits and the release of reserves recorded against capital losses. Additionally, there was no tax benefit associated with the $28 million goodwill impairment in the Regulated Energy Delivery segment. After adjusting for these items, the effective tax rate for the second quarter 2004 was 38 percent. The 2003 tax benefit from continuing operations was $168 million, which reflects a 37 percent effective tax rate.

The 2004 loss from discontinued operations of $32 million includes $33 million in tax expense resulting from the conclusion of prior year tax audits.

The $6 million preferred stock dividend recognized in the second quarter 2004 is related to the company’s Series C preferred stock, which accumulates dividends at an annual rate of 5.5 percent. The 2003 dividend of $82 million related to the Series B preferred stock, which included an implied dividend of $660 million that was amortized over a two-year period.

Liquidity

As of June 30, 2004, Dynegy’s liquidity was approximately $1.4 billion. This consisted of $837 million in cash on hand and $529 million in unused availability under the company’s $700 million revolving bank credit facility.

The increase in cash on hand and the reduction in revolver availability compared to March 31, 2004 is due to the company’s new credit facility, under which Dynegy borrowed $600 million under a term loan expiring in May 2010. A portion of the proceeds from the term loan has been used to satisfy collateral requirements, including the replacement of letters of credit with cash collateral, and to pay transaction fees and related expenses. A portion of the proceeds is also required to be used to repay a higher cost debt financing. The remaining proceeds generally are available for corporate purposes.

To date, the revolving credit facility has been used exclusively to support the issuance of letters of credit. Accordingly, as of June 30, 2004, there were no borrowings outstanding under this facility. Total collateral posted as of June 30, 2004, including cash and letters of credit, was approximately $575 million, up $93 million since Dec. 31, 2003 due primarily to changes in commodity prices.

Cash Flow

Cash flow from operations, including working capital changes, totaled $61 million for the six months ended June 30, 2004. This consisted of $551 million from the Power Generation, Natural Gas Liquids and Regulated Energy Delivery businesses, primarily due to positive earnings for the period, as well as seasonal changes in working capital, partially offset by increased cash collateral in lieu of letters of credit. A cash outflow of $182 million from the Customer Risk Management business primarily resulted from capacity payments that exceeded realized margins on the company’s power tolling arrangements, cash payments related to gas transportation agreements, including the exit of four long-term gas transportation contracts, and cash collateral in lieu of letters of credit. An additional $308 million in cash outflow related to interest payments, general and administrative expenses and legal settlements.

Cash flow from investing activities for the six months ended June 30, 2004 totaled a use of $70 million. This consisted of $151 million in capital expenditures in the company’s operating businesses offset by $81 million in proceeds from asset sales.

For the six months ended June 30, 2004, Dynegy’s free cash flow was negative $9 million, which consisted of cash flows from operations, less cash flows from investing activities.

2004 Earnings Guidance Estimate

With today’s announcement of second quarter 2004 earnings, management is revising its 2004 earnings and EBITDA guidance estimates, last updated on April 28, 2004. The new guidance estimate is $0.03 to $0.08 per share, up from the previous guidance estimate of ($0.20) to ($0.12) per share. Management’s decision to raise guidance estimates for 2004 is primarily based on an $88 million pre-tax gain in the company’s Customer Risk Management segment related to the settlement of four gas transportation contracts.

In addition, the company is reducing its estimate of free cash flow for 2004 to $275 to $325 million, down from $430 to $480 million as of April 28. This decrease is primarily driven by a cost decision to use cash for collateral in lieu of letters of credit to avoid paying letter of credit fees under Dynegy’s revolving credit facility. The use of cash as collateral reduces cash flow from operations because of its negative impact on working capital. Historically, the company has principally satisfied its collateral requirements with letters of credit, which do not similarly reduce cash flow from operations. In the first half of 2004, the company used approximately $110 million of cash to satisfy its collateral requirements, either in substitution of previously issued letters of credit or in satisfaction of increased collateral requirements primarily attributable to higher commodity prices. The company’s reduced free cash flow estimate also reflects significant cash payments made to date, including $45 million associated with legal settlements and $20 million associated with the exit of four gas transportation contracts.

Investor Conference Call/Web cast

Dynegy will discuss its second quarter results during an investor conference call and web cast today at 9 a.m. EDT/8 a.m. CDT. Participants may access the web cast and the related presentation materials on the “News & Financials” section of www.dynegy.com.

About Dynegy Inc.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to customers throughout the United States. Through its energy businesses, the company owns and operates a diverse portfolio of assets, including power plants totaling 11,885 megawatts of net generating capacity, gas processing plants that process approximately 1.8 billion cubic feet of natural gas per day and nearly 38,000 miles of electric transmission and distribution lines.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the ongoing effects of Dynegy’s customer risk management business and Dynegy’s estimated financial results for 2004. Historically, Dynegy’s performance has deviated, in some cases materially, from its earnings and cash flow targets, and Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. While Dynegy would expect to update these targets on a quarterly basis, it does not intend to update these targets during any quarter because definitive information regarding its quarterly financial results is not available until after the books for the quarter have been closed. Accordingly, Dynegy expects to provide updates only after it has closed the books and reported the results for a particular quarter, or otherwise as may be required by applicable law.

Some of the key factors that could cause actual results to vary materially from those targeted, expected or implied include: changes in commodity prices, particularly for power, natural gas and natural gas liquids; the effects of competition on Dynegy’s results of operations; the effects of weather on Dynegy’s asset-based businesses and the demand for their products and services; Dynegy’s ability to successfully complete its exit from the customer risk management business and the costs associated with this exit; Dynegy’s ability to successfully consummate the disposition of non-strategic assets that have been identified on the terms and in the timeframes anticipated, particularly the agreed upon sale of Illinois Power to Ameren Corp.; Dynegy’s ability to operate its businesses efficiently and within the confines of the company’s reduced capital spending program; Dynegy’s ability to address its substantial leverage; the condition of the capital markets generally and Dynegy’s ability to access the capital markets as and when needed; increased interest costs associated with Dynegy’s refinancing transactions completed in 2003; operational factors affecting Dynegy’s assets, including blackouts or other unscheduled outages; Dynegy’s ability to achieve the cost savings targets associated with its ongoing initiatives; and uncertainties regarding environmental regulations and litigation and other legal or regulatory developments affecting Dynegy’s businesses, including litigation relating to the western power and natural gas markets, shareholder claims and master netting agreement matters. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2003, as amended, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as amended, which are available free of charge on the SEC’s web site at http://www.sec.gov.

DYNEGY INC.

REPORTED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues	$1,440	$1,067	$3,097	$2,946
Cost of sales, exclusive of depreciation shown separately below	(1,098)	(1,215)	(2,476)	(2,727)
Depreciation and amortization expense	(82)	(116)	(170)	(231)
Impairment and other charges	(44)	—	(54)	7
Gain on sale of assets, net	36	14	38	15
General and administrative expenses	(99)	(124)	(168)	(197)

Operating income (loss)	153	(374)	267	(187)
Earnings from unconsolidated investments	52	38	92	91
Interest expense	(145)	(109)	(277)	(219)
Accumulated distributions associated with trust preferred securities	—	(4)	—	(8)
Other income and expense, net	(14)	(5)	(3)	20

Income (loss) from continuing operations before income taxes	46	(454)	79	(303)
Income tax benefit (expense)	(4)	168	23	112

Income (loss) from continuing operations	42	(286)	102	(191)
Loss from discontinued operations, net of tax	(32)	(4)	(18)	(7)
Cumulative effect of change in accounting principles, net of tax	—	—	—	55

Net income (loss)	$10	$(290)	$84	$(143)

Less: Preferred stock dividends	6	82	11	165

Net income (loss) applicable to common stockholders	$4	$(372)	$73	$(308)

Earnings (loss) before interest, taxes, and depreciation and amortization (EBITDA) (1)	$274	$(232)	$547	$218
Basic earnings (loss) per share:
Income (loss) from continuing operations (2)	$0.10	$(0.99)	$0.24	$(0.96)
Loss from discontinued operations	(0.09)	(0.01)	(0.05)	(0.02)
Cumulative effect of change in accounting principles	—	—	—	0.15

Basic earnings (loss) per share	$0.01	$(1.00)	$0.19	$(0.83)

Diluted earnings (loss) per share:
Income (loss) from continuing operations (2)	$0.09	$(0.99)	$0.21	$(0.96)
Loss from discontinued operations	(0.07)	(0.01)	(0.04)	(0.02)
Cumulative effect of change in accounting principles	—	—	—	0.15

Diluted earnings (loss) per share	$0.02	$(1.00)	$0.17	$(0.83)

Basic shares outstanding	378	373	377	372
Diluted shares outstanding	504	375	503	374

(1)	EBITDA is a non-GAAP financial measure. EBITDA consists of Operating income (loss) plus Depreciation and amortization expense; Earnings from unconsolidated investments; Accumulated distributions associated with trust preferred securities; Other income and expense, net; Loss from discontinued operations (pre-tax) and Cumulative effect of change in accounting principles (pre-tax). Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations. A reconciliation of EBITDA to Operating income and Net income for the periods presented is included below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Operating income (loss)	$153	$(374)	$267	$(187)
Add: Depreciation and amortization expense, a component of operating income (loss)	82	116	170	231
Earnings from unconsolidated investments	52	38	92	91
Accumulated distributions associated with trust preferred securities	—	(4)	—	(8)
Other income and expense, net	(14)	(5)	(3)	20
Income (loss) from discontinued operations, pre-tax	1	(3)	21	(16)
Cumulative effect of change in accounting principles, pre-tax	—	—	—	87

Earnings (loss) before interest, taxes, and depreciation and amortization (EBITDA)	274	(232)	547	218
Less: Depreciation and amortization expense, a component of operating income (loss)	(82)	(116)	(170)	(231)
Interest expense	(145)	(109)	(277)	(219)
Income tax benefit (expense) from continuing operations	(4)	168	23	112
Income tax benefit (expense) from discontinued operations	(33)	(1)	(39)	9
Income tax expense on cumulative effect of change in accounting principles	—	—	—	(32)

Net income (loss)	$10	$(290)	$84	$(143)

(2)	See “Reported Unaudited Basic and Diluted Earnings (Loss) Per Share From Continuing Operations” for a reconciliation of basic earnings (loss) per share from continuing operations to diluted earnings (loss) per share from continuing operations.

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DYNEGY INC.

REPORTED UNAUDITED BASIC AND DILUTED EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Income (loss) from continuing operations	$42	$(286)	$102	$(191)
Convertible preferred stock dividends	(6)	(82)	(11)	(165)

Income (loss) from continuing operations for basic earnings (loss) per share	36	(368)	91	(356)
Effect of dilutive securities:
Interest on convertible subordinated debentures	2	—	3	—
Dividends on Series C convertible preferred stock	6	—	11	—

Income (loss) from continuing operations for diluted earnings (loss) per share	$44	$(368)	$105	$(356)

Basic weighted-average shares	378	373	377	372
Effect of dilutive securities:
Stock options and restricted stock	2	2	2	2
Convertible subordinated debentures	55	—	55	—
Series C convertible preferred stock	69	—	69	—

Diluted weighted-average shares (1)	504	375	503	374

Earnings (loss) per share from continuing operations:
Basic	$0.10	$(0.99)	$0.24	$(0.96)

Diluted (2)	$0.09	$(0.99)	$0.21	$(0.96)

(1)	The diluted shares in 2003 do not include the effect of the preferential conversion to Class B common stock of the Series B Mandatorily Convertible Redeemable Preferred Stock previously held by a ChevronTexaco subsidiary, as such inclusion would be anti-dilutive.

(2)	When an entity has a net loss from continuing operations, SFAS No. 128, “Earnings per Share,” prohibits the inclusion of potential common shares in the computation of diluted per-share amounts. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for the three and six months ended June 30, 2003.

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DYNEGY INC.

REPORTED SEGMENTED RESULTS OF OPERATIONS

(UNAUDITED) (IN MILLIONS)

	Three Months Ended June 30, 2004
	GEN	NGL	REG	CRM	OTHER	Total
Generation	$35					$35
Natural Gas Liquids
Upstream		$59				59
Downstream		16				16
Regulated Energy Delivery			$42			42
Customer Risk Management				$90		90
Other					$(89)	(89)

Operating income (loss)	35	75	42	90	(89)	$153
Earnings from unconsolidated investments	50	2	—	—	—	52
Other items, net	—	(5)	—	(1)	(8)	(14)
Income from discontinued operations, pre-tax	—	—	—	1	—	1

	85	72	42	90	(97)	192
Add: Depreciation and amortization expense, a component of operating income (loss)	47	25	—	—	10	82

Earnings (loss) before interest, taxes, and depreciation and amortization (EBITDA) (1)	$132	$97	$42	$90	$(87)	$274
Less: Depreciation and amortization expense, a component of operating income (loss)						(82)
Interest expense						(145)

Pre-tax income						47
Income tax expense						(37)

Net income						$10

	Three Months Ended June 30, 2003
	GEN	NGL	REG	CRM	OTHER	Total
Generation	$16					$16
Natural Gas Liquids
Upstream		$26				26
Downstream		13				13
Regulated Energy Delivery			$35			35
Customer Risk Management				$(360)		(360)
Other					$(104)	(104)

Operating income (loss)	16	39	35	(360)	(104)	$(374)
Earnings (losses) from unconsolidated investments	45	2	—	(9)	—	38
Other items, net	—	(5)	—	(3)	(1)	(9)
Income (loss) from discontinued operations, pre-tax	—	(1)	—	4	(6)	(3)

	61	35	35	(368)	(111)	(348)
Add: Depreciation and amortization expense, a component of operating income (loss)	49	20	30	—	17	116

Earnings (loss) before interest, taxes, and depreciation and amortization (EBITDA) (1)	$110	$55	$65	$(368)	$(94)	$(232)
Less: Depreciation and amortization expense, a component of operating income (loss)						(116)
Interest expense						(109)

Pre-tax loss						(457)
Income tax benefit						167

Net loss						$(290)

(1)	See Note (1) to “Reported Unaudited Condensed Consolidated Statements of Operations.” EBITDA is a non-GAAP financial measure. EBITDA consists of Operating income (loss) plus Depreciation and amortization expense; Earnings (losses) from unconsolidated investments; Accumulated distributions associated with trust preferred securities; Other income and expense, net; Income (loss) from discontinued operations (pre-tax) and Cumulative effect of change in accounting principles (pre-tax). Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations.

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DYNEGY INC.

REPORTED SEGMENTED RESULTS OF OPERATIONS

(UNAUDITED) (IN MILLIONS)

	Six Months Ended June 30, 2004
	GEN	NGL	REG	CRM	OTHER	Total
Generation	$88					$88
Natural Gas Liquids
Upstream		$94				94
Downstream		48				48
Regulated Energy Delivery			$102			102
Customer Risk Management				$77		77
Other					$(142)	(142)

Operating income (loss)	88	142	102	77	(142)	$267
Earnings from unconsolidated investments	88	4	—	—	—	92
Other items, net	—	(9)	1	2	3	(3)
Income from discontinued operations, pre-tax	—	—	—	18	3	21

	176	137	103	97	(136)	377
Add: Depreciation and amortization expense, a component of operating income (loss)	95	45	10	—	20	170

Earnings (loss) before interest, taxes, and depreciation and amortization (EBITDA) (1)	$271	$182	$113	$97	$(116)	$547
Less: Depreciation and amortization expense, a component of operating income (loss)						(170)
Interest expense						(277)

Pre-tax income						100
Income tax expense						(16)

Net income						$84

	Six Months Ended June 30, 2003
	GEN	NGL	REG	CRM	OTHER	Total
Generation	$99					$99
Natural Gas Liquids		$55
Upstream		35				55
Downstream						35
Regulated Energy Delivery			$94			94
Customer Risk Management				$(322)		(322)
Other					$(148)	(148)

Operating income (loss)	99	90	94	(322)	(148)	$(187)
Earnings from unconsolidated investments	84	5	—	2	—	91
Other items, net	3	(10)	—	23	(4)	12
Loss from discontinued operations, pre-tax	—	(1)	—	(11)	(4)	(16)
Cumulative effect of change in accounting principles, pre-tax	47	—	(3)	43	—	87

	233	84	91	(265)	(156)	(13)
Add: Depreciation and amortization expense, a component of operating income (loss)	91	40	60	1	39	231

Earnings (loss) before interest, taxes, and depreciation and amortization (EBITDA) (1)	$324	$124	$151	$(264)	$(117)	$218
Less: Depreciation and amortization expense, a component of operating income (loss)						(231)
Interest expense						(219)

Pre-tax loss						(232)
Income tax benefit						89

Net loss						$(143)

(1)	See Note (1) to “Reported Unaudited Condensed Consolidated Statements of Operations.” EBITDA is a non-GAAP financial measure. EBITDA consists of Operating income (loss) plus Depreciation and amortization expense; Earnings from unconsolidated investments; Accumulated distributions associated with trust preferred securities; Other income and expense, net; Income (loss) from discontinued operations (pre-tax) and Cumulative effect of change in accounting principles (pre-tax). Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations.

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DYNEGY INC.

SIGNIFICANT ITEMS

(UNAUDITED) (IN MILLIONS)

	Three Months Ended June 30, 2004
	GEN	NGL	REG	CRM	OTHER	Total
Discontinued operations (1)	$—	$—	$—	$1	$—	$1
Legal and settlement charges (2)	—	2	1	—	(42)	(39)
Illinois Power goodwill impairment (3)	—	—	(28)	—	—	(28)
Acceleration of financing costs (4)	—	—	—	—	(14)	(14)
Taxes (5)	—	—	—	—	(9)	(9)
Gas transportation contracts (6)	—	—	—	88	—	88
Gain on sale of Indian Basin (7)	—	36	—	—	—	36

Total	$—	$38	$(27)	$89	$(65)	$35

	Three Months Ended June 30, 2003
	GEN	NGL	REG	CRM	OTHER	Total
Discontinued operations (8)	$—	$(1)	$—	$4	$(6)	$(3)
Southern Power settlement (9)	—	—	—	(133)	—	(133)
Sithe power tolling contract (10)	—	—	—	(132)	—	(132)
Legal charges (11)	—	—	—	—	(50)	(50)
Kroger settlement (12)	—	—	—	(30)	—	(30)
Gain on sale of Hackberry LNG (13)	—	10	—	2	—	12

Total	$—	$9	$—	$(289)	$(56)	$(336)

(1)	We recognized pre-tax income of approximately $1 million ($1 million after-tax) related to discontinued operations for our UK CRM business.

(2)	We recognized a pre-tax charge of approximately $39 million ($24 million after-tax) related to legal and settlement charges. This loss is included in General and administrative expenses and Impairment and other charges.

(3)	We recognized a pre-tax charge of approximately $28 million ($28 million after-tax) relating to the impairment of goodwill associated with Illinois Power. This loss is included in Impairment and other charges.

(4)	We recognized a pre-tax charge of approximately $14 million ($9 million after-tax) related to the acceleration of debt issuance costs associated with our former $1.1 billion revolving credit facility that was replaced in May 2004 with a $700 million revolving credit facility and $600 million term loan. This charge is included in Interest expense.

(5)	We recognized a net income tax expense of approximately $9 million for charges resulting from the conclusion of prior year tax audits offset by the release of a deferred tax capital loss valuation allowance related to anticipated gains on asset sales. A charge of $33 million is included in Loss from discontinued operations, partially offset by a $24 million benefit in Income tax benefit (expense).

(6)	We recognized a pre-tax gain of approximately $88 million ($55 million after-tax) related to our exit from four long-term natural gas transportation contracts. This gain is included in Revenues.

(7)	We recognized a pre-tax gain of approximately $36 million ($24 million after-tax) on the sale of our interest in the Indian Basin gas processing plant. This gain is included in Gain on sale of assets, net.

(8)	We recognized a pre-tax loss of approximately $3 million ($4 million after-tax) related to discontinued operations. The loss consists primarily of a $6 million pre-tax loss for our former global communications business offset by a $4 million pre-tax gain for our UK CRM business.

(9)	We recognized a pre-tax loss of approximately $133 million ($84 million after-tax) related to the settlement of three power tolling arrangements with Southern Power for $155 million. This loss is included in Cost of sales.

(10)	We recognized a pre-tax loss of approximately $132 million ($83 million after-tax) related to a mark-to-market loss incurred during the quarter on contracts associated with the Sithe Independence power tolling arrangement. This loss is included in Cost of sales.

(11)	We recognized a pre-tax loss of approximately $50 million ($32 million after-tax) associated with legal charges. This loss is included in General and administrative expenses.

(12)	We recognized a pre-tax loss of approximately $30 million ($19 million after-tax) for a settlement agreement reached with Kroger related to four power supply agreements. This loss is included in Cost of sales.

(13)	We recognized a pre-tax gain of approximately $12 million ($8 million after-tax) on the sale of our ownership interest in Hackberry LNG Terminal LLC. This gain is included in Gain on sale of assets, net.

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DYNEGY INC.

SIGNIFICANT ITEMS

(UNAUDITED) (IN MILLIONS)

	Six Months Ended June 30, 2004
	GEN	NGL	REG	CRM	OTHER	Total
Discontinued operations (1)	$—	$—	$—	$18	$3	$21
Legal and settlement charges (2)	2	2	(1)	—	(57)	(54)
Illinois Power goodwill impairment (3)	—	—	(28)	—	—	(28)
Loss on sale of Illinois Power (4)	—	—	(15)	—	—	(15)
Acceleration of financing costs (5)	—	—	—	—	(14)	(14)
Gas transportation contracts (6)	—	—	—	88	—	88
Gain on sale of Indian Basin (7)	—	36	—	—	—	36
Taxes (8)	—	—	—	—	30	30
Gain on sale of Hackberry LNG (9)	—	17	—	—	—	17

Total	$2	$55	$(44)	$106	$(38)	$81

	Six Months Ended June 30, 2003
	GEN	NGL	REG	CRM	OTHER	Total
Discontinued operations (10)	$—	$(1)	$—	$(11)	$(4)	$(16)
Southern Power settlement (11)	—	—	—	(133)	—	(133)
Sithe power tolling contract (12)	—	—	—	(132)	—	(132)
Legal charges (13)	—	—	—	—	(50)	(50)
Kroger settlement (14)	—	—	—	(30)	—	(30)
Gain on sale of Hackberry LNG (15)	—	10	—	2	—	12
Cumulative effect of change in accounting principles (16)	47	—	(3)	43	—	87

Total	$47	$9	$(3)	$(261)	$(54)	$(262)

(1)	We recognized a pre-tax gain of approximately $21 million ($15 million after-tax) related to discontinued operations. The gain consists primarily of an $18 million pre-tax gain on our UK CRM business and a $3 million pre-tax gain associated with our global communications business.

(2)	We recognized a pre-tax loss of approximately $54 million ($33 million after-tax) related to legal and settlement charges. The loss is primarily included in General and administrative expenses and Impairment and other charges.

(3)	We recognized a pre-tax charge of approximately $28 million ($28 million after-tax) relating to the impairment of goodwill associated with Illinois Power. This loss is included in Impairment and other charges.

(4)	We recognized a pre-tax loss of approximately $15 million ($9 million after-tax) related to expenses expected to be incurred in connection with the anticipated sale of Illinois Power before the end of 2004. The loss is included in Gain on sale of assets, net.

(5)	We recognized a pre-tax charge of approximately $14 million ($9 million after-tax) related to the acceleration of debt issuance costs associated with our former $1.1 billion revolving credit facility that was replaced in May 2004 with a $700 million revolving credit facility and $600 million term loan. This charge is included in Interest expense.

(6)	We recognized a pre-tax gain of approximately $88 million ($55 million after-tax) related to our exit from four long-term natural gas transportation contracts. This gain is included in Revenues.

(7)	We recognized a pre-tax gain of approximately $36 million ($24 million after-tax) on the sale of our interest in the Indian Basin gas processing plant. This gain is included in Gain on sale of assets, net.

(8)	We recognized a net income tax benefit of approximately $30 million for the release of a deferred tax capital loss valuation allowance related to anticipated gains on asset sales offset by charges resulting from the conclusion of prior year tax audits. A benefit of $63 million is included in Income tax benefit (expense), partially offset by a $33 million charge in Loss from discontinued operations.

(9)	We recognized a pre-tax gain of approximately $17 million ($11 million after-tax) on the sale of our remaining financial interest in the Hackberry LNG project. The gain is included in Gain on sale of assets, net.

(10)	We recognized a pre-tax loss of approximately $16 million ($7 million after-tax) related to discontinued operations. The loss consists primarily of a $11 million pre-tax loss for our UK CRM business and a $4 million pre-tax loss for our former global communications business.

(11)	We recognized a pre-tax loss of approximately $133 million ($84 million after-tax) related to the settlement of three power tolling arrangements with Southern Power for $155 million. This loss is included in Cost of sales.

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(12)	We recognized a pre-tax loss of approximately $132 million ($83 million after-tax) related to a mark-to-market loss incurred during the quarter on contracts associated with the Sithe Independence power tolling arrangement. This loss is included in Cost of sales.

(13)	We recognized a pre-tax loss of approximately $50 million ($32 million after-tax) associated with legal charges. This loss is included in General and administrative expenses.

(14)	We recognized a pre-tax loss of approximately $30 million ($19 million after-tax) for a settlement agreement reached with Kroger related to four power supply agreements. This loss is included in Cost of sales.

(15)	We recognized a pre-tax gain of approximately $12 million ($8 million after-tax) on the sale of our ownership interest in Hackberry LNG Terminal LLC. This gain is included in Gain on sale of assets, net.

(16)	We reflected the rescission of EITF Issue 98-10 effective January 1, 2003 as a cumulative effect of a change in accounting principle. The net impact was a pre-tax benefit of $33 million ($21 million after-tax). We also adopted SFAS No. 143 effective January 1, 2003, and recognized a pre-tax benefit of $54 million ($34 million after-tax) associated with its implementation.

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DYNEGY INC.

SUMMARY CASH FLOW INFORMATION

(UNAUDITED) (IN MILLIONS)

	Six Months Ended June 30, 2004
	GEN	NGL	REG	CRM	OTHER	Total
Cash Flow from Operations	$200	$170	$181	$(182)	$(308)	$61
Capital Expenditures	(58)	(27)	(61)	—	(5)	(151)
Proceeds from Asset Sales	15	65	1	—	—	81

Free Cash Flow (1)	$157	$208	$121	$(182)	$(313)	$(9)

	Six Months Ended June 30, 2003
	GEN	NGL	REG	CRM	OTHER	Total
Cash Flow from Operations	$141	$38	$87	$372	$(198)	$440
Capital Expenditures	(93)	(25)	(68)	—	(3)	(189)
Proceeds from Asset Sales	23	18	—	2	(10)	33

Free Cash Flow (1)	$71	$31	$19	$374	$(211)	$284

(1)	Free cash flow is a non-GAAP financial measure. Free cash flow consists of cash flows from operations less capital expenditures, adjusted for proceeds from asset sales. We use free cash flow to measure the cash generating ability of our operating asset-based energy businesses relative to their capital expenditure obligations. Free cash flow should not be used in lieu of GAAP measures with respect to cash flows and should not be interpreted as available for discretionary expenditures, as mandatory expenditures such as debt obligations are not deducted from the measure. A reconciliation of free cash flow to cash flow from operations by segment for the periods presented is included above.

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DYNEGY INC.

OPERATING DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
GEN
Million Megawatt Hours Generated—Gross	9.0	8.7	19.6	18.6
Million Megawatt Hours Generated—Net	8.6	8.3	18.7	17.7
Average Natural Gas Price—Henry Hub ($/MMBtu) (1)	$6.09	$5.63	$5.86	$6.00
Average On-Peak Market Power Prices ($/MWh):
Cinergy	$45	$33	$43	$42
Commonwealth Edison	$44	$33	$42	$40
Southern	$52	$40	$47	$44
New York—Zone G	$63	$58	$63	$67
ERCOT	$54	$55	$49	$56
SP-15	$55	$51	$52	$53
NGL
Field Plant Gross NGL Production (MBbls/d)	56.1	60.0	57.0	58.1
Straddle Plant Gross NGL Production (MBbls/d)	23.6	26.4	23.8	26.6

Total Gross NGL Production	79.7	86.4	80.8	84.7

Natural Gas (Residue) Sales (BBtu/d)	181.9	167.0	182.4	171.3
Natural Gas Field Plant Inlet Volumes (MMCFD)	529.9	581.4	551.3	574.6
Natural Gas Straddle Plant Inlet Volumes (MMCFD)	785.1	1,199.4	826.7	1,296.3

Total Natural Gas Inlet Volumes	1,315.0	1,780.8	1,378.0	1,870.9

Fractionation Volumes (MBbls/d)	213.1	188.2	199.0	181.9
Natural Gas Liquids Sold (MBbls/d)	252.3	275.6	276.9	319.7
Average Commodity Prices:
Crude Oil—WTI ($/Bbl)	$38.51	$29.31	$36.64	$31.86
Natural Gas—Henry Hub ($/MMBtu) (2)	$6.00	$5.40	$5.84	$6.00
Natural Gas Liquids ($/Gal)	$0.64	$0.51	$0.63	$0.56
Fractionation Spread ($/MMBtu)—daily	$1.15	$0.46	$1.27	$0.42
REG
Electric Sales in KWH (Millions):
Residential	1,135	998	2,590	2,431
Commercial	1,118	1,052	2,172	2,110
Industrial	1,371	1,648	2,691	3,053
Transportation of Customer-Owned Electricity	803	601	1,432	1,150
Other	90	88	188	187

Total Electricity Delivered	4,517	4,387	9,073	8,931

Gas Sales in Therms (Millions):
Residential	34	35	194	220
Commercial	16	16	74	88
Industrial	10	18	29	41
Transportation of Customer-Owned Gas	56	57	125	122

Total Gas Delivered	116	126	422	471

Cooling Degree Days—Actual	373	198	373	198
Cooling Degree Days—10 year rolling average	373	364	374	364
Heating Degree Days—Actual	388	469	3,096	3,404
Heating Degree Days—10 year rolling average	453	431	3,131	3,018

(1)	Calculated as the average of the daily gas prices for the period.

(2)	Calculated as the average of the first of the month prices for the period.

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DYNEGY INC.

2004 GUIDANCE ESTIMATES—EARNINGS PER SHARE (1)

(IN MILLIONS)

	GEN	NGL	REG	CRM	OTHER	Total
EBITDA (2)	$525-530	$300-305	$235-240	$(5)-0	$(185)-(180)	$870-895
Depreciation and Amortization	(195)	(85)	(10)	—	(30)	(320)
Interest Expense						(520)
Income Tax Benefit						23-16
Discontinued Operations, net of tax						(18)
Preferred stock dividends						(22)

Net Income						$13-31

Basic Earnings per Share						$0.03-0.08

2004 GUIDANCE ESTIMATES—CASH FLOW (1) (IN MILLIONS)

	GEN	NGL	REG	CRM	OTHER	Total
Cash Flow from Operations	$445-455	$255-265	$170-175	$(285-280)	$(575-570)	$10-45
Capital Expenditures	(150)	(75)	(140)	—	(10)	(375)
Asset Sales	270-275	80-90	5	—	285	640-655

Free Cash Flow (3)	$565-580	$260-280	$35-40	$(285-280)	$(300-295)	$275-325

(1)	Estimates are provided as a guide for forecasted 2004 consolidated results on an as-reported GAAP basis. Forecasted segment results are intended to reflect management’s estimate of the breakdown of its consolidated results and are subject to change. Estimates do not incorporate assumptions for potential items such as legal settlements, tolling settlements, capital-raising activities or other restructuring events.

(2)	EBITDA is a non-GAAP financial measure. EBITDA consists of Operating income (loss) plus Depreciation and amortization expense; Earnings from unconsolidated investments; Accumulated distributions associated with trust preferred securities; Other income and expense, net; Income (loss) from discontinued operations (pre-tax) and Cumulative effect of change in accounting principles (pre-tax). Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations.

(3)	Free cash flow is a non-GAAP financial measure. Free cash flow consists of cash flows from operations less capital expenditures, adjusted for proceeds from asset sales. We use free cash flow to measure the cash generating ability of our operating asset-based energy businesses relative to their capital expenditure obligations. Free cash flow should not be used in lieu of GAAP measures with respect to cash flows and should not be interpreted as available for discretionary expenditures, as mandatory expenditures such as debt obligations are not deducted from the measure. A reconciliation of free cash flow to cash flow from operations by segment for the periods presented is included above.